CERTIFICATE OF ELIMINATION

OF

UNITED INSURANCE HOLDINGS CORP.

* * * * * * * * *

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), United Insurance Holdings Corp., a Delaware corporation (the "Corporation"), hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth the proposed elimination of the series of stock as set forth herein:

> RESOLVED FURTHER, that no shares of Series A Junior Participating Preferred Stock, par value $.0001 per share, of the Corporation (the "Series A Preferred Stock") are outstanding and none will be issued;
>
> RESOLVED FURTHER, that all matters set forth in the Second Amended and Restated Certificate of Incorporation of the Corporation (the "Second Amended and Restated Certificate of Incorporation") with respect to the Series A Preferred Stock shall be eliminated from the Amended and Restated Certificate of Incorporation, effective at 5:00 p.m., St. Petersburg, Florida time on January 10, 2018;
>
> RESOLVED FURTHER, that the proper officers of the Corporation be, and each of them hereby is, authorized to, personally or by attorney, in the name and on behalf of the Corporation, execute, deliver and cause to be filed with the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Second Amended and Restated Certificate of Incorporation all matters with respect to the Series A Preferred Stock and all references to the Series A Preferred Stock;

SECOND: That the Certificate of Designation with respect to the Series A Preferred Stock was filed in the office of the Secretary of State of the State of Delaware effective July 20, 2012. None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued.

THIRD: That in accordance with the provisions of Section 151(g) of the DGCL, the Corporation's Second Amended and Restated Certificate of Incorporation is hereby further amended to eliminate all matters with respect to the Series A Preferred Stock and all references to the Series A Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by Kimberly Salmon, its Secretary and Chief Legal Counsel, this 10th day of January, 2018.

UNITED INSURANCE HOLDINGS CORP.

By: Kimberly A. Salmon

Name: Kimberly A. Salmon
Title: Secretary and Chief Legal Counsel

Attest:

By: Catherine E. Mea

Name: Catherine E. Mea
Title: Legal Assistant